                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

            This Employment Agreement (this "Agreement") is entered into by and between Kanisa Inc., a Delaware corporation ("Kanisa" or the "Company") and Bruce Armstrong (the "Executive"), effective as of the consummation of the merger (the "Effective Date"), contemplated by that certain Amended and Restated Agreement and Plan of Merger, dated as of February 8, 2005 (the "Merger Agreement"), by and among the Company, ServiceWare Technologies, Inc., a Delaware corporation ("ServiceWare") and SVCW Acquisition, Inc. As used herein and contingent upon the approval of ServiceWare, the "Company" shall mean Kanisa and ServiceWare, collectively.

            1. Duties and Scope of Employment.

                  (a) Position. For the term of his employment under this Agreement, the Company agrees to employ Executive in the position of President and Chief Executive Officer, reporting to the Board of Directors of the Company (the "Board of Directors"). After Executive's commencement of employment with the Company, and subject to the fiduciary duties of the Board of Directors as directors of the Company, Executive will be nominated to, and if elected by the stockholders of the Company, be a member of, the Company's Board of Directors.

                  (b) Obligations to the Company. During the term of his employment, Executive shall devote his full business efforts and time to the Company; provided, however, that nothing herein shall prohibit Executive from rendering commercial, charitable or professional services of any nature to any person or organization whether or not for compensation to the extent such services do not materially impact the ability of Executive to fulfill his obligations to the Company. Executive shall be permitted to continue to serve as a member of the board of directors of the companies listed on Exhibit A attached hereto, which list may be supplemented with additional board memberships at the Executive's request and the prior written consent of the Company's Board of Directors, which shall not be unreasonably withheld. Executive shall comply with the Company's policies and rules, as they may be in effect from time to time during the term of his employment.

                  (c) No Conflicting Obligations. Executive represents and warrants to the Company that he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement. Executive represents and warrants that he will not use or disclose, in connection with his employment by the Company, any trade secrets or other proprietary information or intellectual property in which Executive or any other person has any right, title or interest and that his employment by the Company as contemplated by this Agreement will not infringe or violate the rights of any other person or entity. Executive represents and warrants to the Company that he has returned, to his knowledge, all property and confidential information belonging to any prior employers.

                  (d) Commencement Date. Executive shall commence full-time Employment under the terms of this Agreement on the Effective Date.

            2. Cash and Incentive Compensation.

                  (a) Salary. The Company shall pay Executive as compensation for his services a base salary at a gross monthly rate of $20,833.33 (an annualized base salary of $250,000), payable in accordance with the Company's standard payroll schedule. The Board of Directors shall review Executive's Base Compensation on at least an annual basis. The compensation specified in this
Section 2(a), together with any increases in such compensation that the Company may grant from time to time, is referred to in this Agreement as "Base Compensation."

                  (b) Annual Bonus. For each fiscal year during his employment, Executive shall have the opportunity to earn an annual performance bonus based on reasonable criteria set forth in an incentive bonus plan established by the Compensation Committee of the Board of Directors after consultation with Executive (the "Annual Bonus"). Upon full attainment of the performance criteria established by the Compensation Committee of the Board, the Annual Bonus will be equal to $100,000, but for less than full achievement of such performance criteria, the Annual Bonus shall be a lesser amount in accordance with a specific formula determined by the Compensation Committee after consultation with Executive. Except as otherwise provided in this Agreement, Executive's receipt of the Annual Bonus shall be contingent upon Executive's continued employment through the end of the bonus period with respect to which it is payable; provided, Executive shall have the right to any pro rata portion of the Annual Bonus in the event his employment terminates prior to the end of such bonus period. The Annual Bonus shall be determined in good faith by the Compensation Committee as soon as practicable after the end of each bonus period with respect to which it is payable. The determinations of the Compensation Committee of the Board of Directors with respect to the Annual Bonus shall be final and binding on Executive. The Annual Bonus shall be payable in two equal semi-annual installments, one on June 30th and one on December 31st, and the amount of any such payments shall be reduced by the aggregate Recoverable Monthly Draws (as defined below) paid to Executive during the semi-annual period preceding each payment. The Company's incentive bonus plan will be reviewed annually by the Compensation Committee of the Board of Directors after consultation with Executive.

                  (c) Draw Payments. On the last day of each calendar month during his employment, Executive shall be entitled to receive a monthly bonus payment in an amount equal to $6,250 per month (the "Monthly Draws"). All Monthly Draws shall be recoverable by the Company ("Recoverable Monthly Draws") against Annual Bonus payments only - that is, Monthly Draws shall not be recovered against paid time off, unpaid expenses, Base Compensation or any other compensation component except Annual Bonus payments.

            3. Executive Benefits. During the term of his employment, Executive shall be eligible to participate in any employee benefit plans maintained by the Company for similarly situated employees, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan.

                  (a) Paid Time Off. During the term of his employment, Executive shall be eligible for four (4) weeks of paid time off per year in accordance with the Company's standard policy, as it may be amended from time to time.

            4. Equity.

                  (a) Grant of Stock Options. Subject to the approval of the Boards of Directors of Kanisa and ServiceWare, Executive shall be granted a stock option to purchase 270,000 shares of common stock of ServiceWare (assuming the 10-for-1 reverse split of ServiceWare common stock effective on or around February 4, 2005), subject to adjustment for stock dividends, stock splits, recapitalizations and the like. Such option shall be granted as soon as reasonably practicable after the Effective Date of this Agreement. The per share exercise price of the option will be equal to the per share fair market value of the common stock on the date of grant, as determined by the Board of Directors of ServiceWare. The term of such option shall be ten (10) years, subject to earlier expiration in the event of the termination of Executive's service with the Company. Executive shall vest in the option shares over a 24-month period - 1/24th per month from the Effective Date of this Agreement.

                  (b) Exercise of Options. The stock options granted pursuant to
Section 4(a) above shall be subject to the Company's standard form of stock option agreements, copies of which must be executed by Executive as a condition of the grant and exercise.

            5. Expenses. During the term of his employment, Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. The Company shall reimburse Executive for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company's generally applicable policies.

            6. Term of Employment.

                  (a) Basic Rule. Executive's employment with the Company shall be "at will," and either Executive or the Company may terminate Executive's employment at any time, for any reason, with or without Cause. Any contrary representations, which may have been made to Executive shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between Executive and the Company on the "at will" nature of Executive's employment, which may only be changed in an express written agreement signed by Executive and a duly authorized member of the Board of Directors. Executive's employment shall terminate automatically in the event of his death or permanent disability.

                  (b) Rights Upon Termination. Except as expressly provided in
Section 7, upon the termination of Executive's employment pursuant to this
Section 6, Executive shall only be entitled to the compensation, benefits and reimbursements described in Sections 2, 3, 4 and 5 for the period preceding the effective date of the termination. The payments in full under this Agreement shall discharge all responsibilities of the Company to Executive.

                  (c) Termination of Agreement. This Agreement shall terminate when all obligations of the parties hereunder have been satisfied. The termination of this Agreement shall not limit or otherwise affect any of Executive's obligations under Section 9, which shall survive the termination of this Agreement.

            7. Termination Benefits. If Executive's employment with the Company is terminated at any time by the Company without Cause or by Executive for Good Reason, then Executive shall be entitled to receive the following severance and other benefits:

                  (a) Severance. The Company shall pay Executive a lump sum equal to 12 months of his Base Compensation and 100% of his Annual Bonus amount less any Recoverable Monthly Draws.

                  (b) Health Benefits. In the event Executive elects to continue his health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") following the termination of his employment, then the Company shall pay Executive's monthly premium under COBRA for 12 months.

                  (c) Option Acceleration. 100% of Executive's unvested stock options shall, automatically and without further action of the Company, become fully vested and exercisable as of the date of such termination and/or any restrictions pertaining to restricted shares of the Company's capital stock that Executive then holds shall immediately lapse. Executive shall also have 12 months following the date of his termination to exercise any and all stock options held by him.

                  (d) Definitions.

                        (i) Cause. For all purposes under this Agreement, "Cause" shall mean:

                              (a) Any material breach of this Agreement or the
Employee Proprietary Information Agreement between Executive and the Company;

                              (b) Commission of any act of fraud with respect to
the Company or any of its affiliates causing material harm to the business, assets or reputation of the Company or any of its affiliates;

                              (c) Conviction (including plea of no contest) of a
felony or crime involving moral turpitude;

                              (d) Executive's unauthorized use or disclosure of
the confidential information or trade secrets of the Company or any of its affiliates which use causes material harm to the Company or any of its affiliates; or

                              (e) Material misappropriation of the assets of the
Company.

                        (ii) Change of Control. For all purposes under this Agreement, "Change of Control" shall mean:

                              (a) The closing of a consolidation or merger of
the Company with or into any other corporation or corporations in which the holders of the Company's outstanding shares immediately before such consolidation or merger do not, immediately after such consolidation or merger, retain stock representing a majority of the voting power of the surviving corporation of such consolidation or merger;

                              (b) The approval by the Company shareholders of a
plan of complete liquidation of the Company; or

                              (c) A sale of all or substantially all of the
assets of the Company.

                        (iii) Good Reason. For all purposes under this Agreement, "Good Reason" shall mean any of the following are undertaken without Executive's prior written consent:

                              (a) Any material change or diminution in
Executive's duties or responsibilities;

                              (b) Any change in reporting structure or any
material adverse change in board governance or authority granted to the Executive, including but not limited to any change in the non-executive role of the Chairman of the Board;

                              (c) Any action taken by the Company's Board of
Directors that is a material deviation from, amendment to, or inconsistent with, the operating plan previously approved by the Company's Board of Directors, including the approval of the Executive;

                              (d) Any requirement by the Company that
Executive's services be rendered primarily at a location or locations that is/are more than 25 miles away from the Company's current main California office, or that would result in more than 120 days of travel per year by the Executive;

                              (e) Any material decrease in Executive's
compensation package or benefits; or

                              (f) The death or permanent disability of
Executive.

                  (e) Release. In partial consideration of Executive's receipt of any benefits under this Section 7, Executive shall execute a Release (the "Release") in a form mutually acceptable to both the Company and the Executive which shall, among other terms and conditions, include a release of Executive's rights and claims in existence at the time of such execution of the Release and shall exclude any continuing obligations the Company may have to Executive following his termination of employment under this Agreement, any stock option agreement or any other agreement providing for obligations to survive his termination of employment.

            8. Limitation on Payments.

                  (a) Limitation. In the event that the accelerated vesting, severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute

"parachute payments" within the meaning of Section 280G of the Internal Revenue Code (the "Code") and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then Executive's accelerated vesting, severance and other benefits under this Agreement shall be either (x) delivered in full, or (y) delivered in a manner that would result in no portion of such benefits being subject to the Excise Tax (with cash payments being reduced before stock option compensation), whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

                  (b) Determination by Accountants. Unless the Company and Executive otherwise agree in writing, any determination required under this
Section 8, including whether and to what extent the payments to Executive shall be reduced and the assumptions to be utilized in arriving at such determination, shall be made by the nationally recognized certified public accounting firm used by the Company immediately prior to the Change of Control or, if such firm declines to serve, such other nationally recognized certified public accounting firm as may be designated by Executive (the "Accountants"). Such determination shall be made as soon as practicable following the Change of Control. The Accountants shall provide detailed supporting calculations both to the Company and Executive at such time as is requested by the Company. For purpose of making the calculations required by this Section 8, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 8. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations by this Section 8.

            9. Non-Disclosure. As a condition of employment, Executive has entered into a Proprietary Information Agreement with the Company, which is incorporated herein by reference (the "Proprietary Information Agreement").

            10. Successors.

                  (a) Company's Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which becomes bound by this Agreement.

                  (b) Executive's Successors. This Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

            11. Miscellaneous Provisions.

                  (a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by overnight courier, U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

                  (b) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

                  (c) Whole Agreement. This Agreement supersedes the offer letter of employment dated November 12, 2002 and the employment agreement entered into between the Executive and Kanisa dated November 13, 2002. No other agreements, representations or understandings (whether oral or written) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter of this Agreement. This Agreement, the Proprietary Information Agreement, and any stock option agreement and Company stock plan between Executive and the Company contain the entire understanding of the parties with respect to the subject matter hereof.

                  (d) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

                  (e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California (except provisions governing the choice of law).

                  (f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

                  (g) Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, or Executive's employment or the termination thereof, shall be settled in Santa Clara County, California, by arbitration by a single arbitrator in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The decision of the arbitrator shall be final and binding on the parties, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties hereby agree that the arbitrator shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement. The Company shall bear all fees and expenses of the arbitrator. Executive and the Company are responsible for their respective attorneys' fees incurred in connection with enforcing this Agreement; however,

Executive and the Company agree that, except as may be prohibited by law, the arbitrator may, in his or her discretion, award reasonable attorneys' fees and costs (with the exception of the fees and expenses of the arbitrator, which shall be borne by the Company) to the prevailing party. Executive hereby consents to personal jurisdiction of the state and federal courts located in the State of California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

                  (h) No Assignment. This Agreement and all rights and obligations of Executive hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company's obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company's assets to such entity.

                  (i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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      IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

                                          EXECUTIVE

                                          __________________________
                                          Bruce Armstrong

                                          KANISA INC.

                                          By: ______________________

                                          Title: ___________________

                     SIGNATURE PAGE TO EMPLOYMENT AGREEMENT

                                   EXHIBIT A

                            CURRENT BOARD MEMBERSHIPS

                                 Verus Ventures